Exhibit 99.2

September 25, 2014

Good morning, (FIRST NAME).

As your representative from (NAME of STATE) serving on the Federal Home Loan Bank of Des Moines board of directors, I have been closely involved in the discussions and decisions related to a potential merger with the Federal Home Loan Bank of Seattle. Like you, my institution is a member of the Des Moines Bank and I have a vested interest in the decisions that are made on behalf of our cooperative.

Earlier this year, the FHLB Des Moines board unanimously decided to enter into discussions with FHLB Seattle regarding a potential merger. The boards of both Banks believe that a merger would result in a combined Bank that is stronger than either Bank on a stand-alone basis. Both Banks, with the assistance of their financial and legal advisors, have carefully weighed the long-term benefits and impact of a potential merger on your cooperative throughout this entire process.

Today, a definitive agreement was signed by the Des Moines and Seattle Banks’ boards of directors. Material details of the merger agreement are included in the Banks’ related Form 8-K filings with the Securities and Exchange Commission. In addition, here is a link (LINK) to the related press release which is being distributed today.

The next step in the process is for the Banks to submit a merger application to our regulator, the Federal Housing Finance Agency (FHFA). Following regulatory approval, FHLB Des Moines and FHLB Seattle members will receive detailed information about the potential merger. The potential merger must be approved by the members of both Banks through a voting process that is expected to take place in the first half of 2015.

As a director and FHLB Des Moines member, there are many reasons why I support a merger. All of them arise from my obligation to protect the long-term value of the cooperative that we have built together. Additionally, I am dedicated to ensuring that our cooperative is strategically positioned to fulfill the needs of our members for years to come:

•	The combined Bank will remain deeply committed to community lenders with over 1,300 members with assets of $1 billion or less across 13 states.

•	As the long-term trend of consolidation in the financial services industry continues, the merger adds core depository institution members to the combined Bank.

•	Members of both Banks are expected to gain access to new products and collateral categories.

•	The Banks share a commitment to putting members first and providing solutions which help their members and communities thrive.

This is an exciting and historic time for the Des Moines and Seattle Banks as well as the entire Federal Home Loan Bank System. There is still a great deal of work that needs to be done; however, if the merger is approved, it would be the first in the System’s more than 80-year history.

A member call is scheduled for Thursday, October 2 at 2:00 PM CT. We (I) encourage you to register (LINK) for the call to receive a merger update from FHLB Des Moines Board Chair Dale Oberkfell as well as FHLB Des Moines President and CEO Dick Swanson. Additionally, next steps in the merger process will be discussed, and you will have the opportunity to ask questions.

If you have any questions, comments or concerns at this time, please don’t hesitate to contact us (me) at (merger email) or (VP/Member Solutions) at (Phone Number).

Thank you,

This written communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those with regard to discussions and activities relating to and anticipated benefits of a potential merger between the Federal Home Loan Bank of Des Moines and the Federal Home Loan Bank of Seattle. These statements may be identified by the use of forward-looking terminology, such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plan,” “could,” “should,” “would,” “may,” and “will,” or their negatives, or other variations on these terms. Forward-looking statements are subject to known and unknown risks and uncertainties, some of which may be material. Actual actions, transactions, and performance, including those relating to the ability of the Banks to obtain FHFA and member approvals relating to the merger, and cooperation regarding completion of a potential merger, may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, the continued ability or desire of the parties to pursue a merger; the ability of the parties to obtain the required approvals and cooperation relating to the merger (including from the FHFA and the Banks’ members); the ability of the parties to complete a transaction pursuant to the terms of the merger agreement; the ability to realize the expected benefits and efficiencies of a merger; potential costs, liabilities and delays; the outcome of any legal proceedings related to the pending merger; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the reaction of the members of the Banks to the pending merger; general economic and financial market conditions; and other internal and external factors that may affect the ability to complete or the reasons for the merger. Additional factors are discussed in the Banks’ most recent annual reports on Form 10-K, subsequent quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission. The Banks do not undertake to update any forward-looking statements made in this communication.

Members of both Banks will be provided with a Disclosure Statement in connection with the anticipated member vote on the merger. Members of both Banks are urged to read the Disclosure Statement carefully when it becomes available.